HRG Group, Inc. Reports Fiscal 2018 First Quarter Results

NEW YORK, February 9, 2018 -- HRG Group, Inc. (“HRG” or the “Company”; NYSE: HRG) today announced its consolidated results for the first quarter of Fiscal 2018 ended on December 31, 2017 (the “Fiscal 2018 Quarter”).
The results include HRG’s two segments: (i) Consumer Products, which consists of Spectrum Brands Holdings, Inc. and its subsidiaries (“Spectrum Brands”; NYSE: SPB); and (ii) Corporate and Other, which includes Salus Capital Partners, LLC, (“Salus”), which was created for the purpose of serving as an asset-based lender, NZCH Corporation (“NZCH”), a public shell company, HGI Funding, LLC (“HGI Funding”) and HGI Energy Holdings, LLC (“HGI Energy”), which are subsidiaries that manage a portion of the Company’s available cash and engage in other activities.
As described further herein, Spectrum Brands’ Global Battery and Appliance (“GBA”) business and our Insurance Operations, which consist of Fidelity & Guaranty Life and its subsidiaries (“FGL”; NYSE: FGL) and Front Street Re (Delaware) Ltd. and its subsidiaries are presented as discontinued operations. See additional information under “Certain Other Items” below.
As discussed further below, this press release includes non-GAAP metrics such as organic net sales, Adjusted EBITDA, Adjusted EBITDA margin and organic Adjusted EBITDA. See the supplemental information for a reconciliation to comparable GAAP metrics.
First Quarter Fiscal 2018 Consolidated Highlights:

•
HRG recorded total revenues of $646.5 million for the Fiscal 2018 Quarter, an increase of $44.2 million, or 7.3%, from the first quarter of fiscal 2017 (the “Fiscal 2017 Quarter”), driven by higher net sales from our Consumer Products segment. Excluding the impact of $7.5 million of favorable foreign exchange and acquisition sales of $24.8 million, organic net sales grew 2.0%.

•
Consolidated operating income for the Fiscal 2018 Quarter decreased $14.7 million, or 35.6%, to $26.6 million from $41.3 million for the Fiscal 2017 Quarter. The $14.7 million decrease was primarily driven by an $18.2 million increase in restructuring and related charges primarily attributable to restructuring initiatives in the hardware and home improvement and global auto care product lines and incremental costs of $7.3 million from the rawhide safety recall in our Consumer Products segment, partially offset by a $12.8 million decrease in operating expenses in the Corporate and Other segment.

•
Interest expense decreased $3.2 million to $75.5 million for the Fiscal 2018 Quarter from $78.7 million for the Fiscal 2017 Quarter primarily attributable to the decrease in interest cost associated with Spectrum Brands’ 6.375% Notes due November 15, 2020 (the “6.375% Notes”) that were fully paid down during the Fiscal 2017 Quarter along with the incremental non-recurring financing costs in the Fiscal 2017 Quarter for the refinancing of the 6.375% Notes.

•
The Company recorded an income tax benefit of $126.0 million, or a 263.0% effective tax rate, in the Fiscal 2018 Quarter compared to a $5.6 million income tax expense, or (15.4)%, in the Fiscal 2017 Quarter. The decrease in income tax expense was primarily due to the impact of the Tax Cuts and Jobs Act on our Consumer Products segment. Spectrum Brands recorded a provisional $206.7 million tax benefit related to the remeasurement of its net deferred tax liability partially offset by $78.8 million of provisional income tax expense for the one-time deemed mandatory repatriation on post-1986 undistributed foreign subsidiary earnings and profits.

•
Net income from continuing operations attributable to controlling interest increased to $28.8 million, or $0.14 per basic and diluted common share attributable to controlling interest in the Fiscal 2018 Quarter, compared to net loss from continuing operations attributable to controlling interest of $47.2 million, or $0.24 per basic and diluted common share attributable to controlling interest in the Fiscal 2017 Quarter.

•	HRG ended the Fiscal 2018 Quarter with corporate cash and investments of $1.5 billion.

•	In the Fiscal 2018 Quarter, HRG received dividends of $17.5 million from its subsidiaries, including $14.4 million and $3.1 million from Spectrum Brands and FGL, respectively.

Detail on First Quarter Segment Results:
Consumer Products:
Our Consumer Products segment reported consolidated net sales of $646.5 million for the Fiscal 2018 Quarter, an increase of $44.2 million, or 7.3%, as compared to the $602.3 million reported in the Fiscal 2017 Quarter. The increase was primarily due to higher organic net sales in the hardware and home improvement product line due to increased market share and promotional volumes with traditional retail, increased volumes through e-commerce channels with Amazon promotions, and expanded distribution through the home builder channel. The increase was partially offset by the decreases in the global pet supplies product line mainly due to the pet safety recall and lower point-of-sale.
Gross profit, representing net sales minus cost of goods sold, increased $2.5 million, or 1.0%, from the Fiscal 2017 Quarter to $242.7 million in the Fiscal 2018 Quarter. Gross profit margin, representing gross profit as a percentage of net sales, decreased to 37.5% in the Fiscal 2018 Quarter from 39.9% for the Fiscal 2017 Quarter, primarily due to unfavorable mix, the negative impact of the pet U.S. rawhide safety recall and operating start-up inefficiencies in the hardware and home improvement and global auto care product lines from U.S. facility consolidations.
Selling, acquisition, operating and general expenses increased $30.0 million from $178.7 million in the Fiscal 2017 Quarter, or 16.8%, to $208.7 million in the Fiscal 2018 Quarter primarily due to increased restructuring and related charges, acquisitions made in the prior year, the pet safety recall, and acquisition and integration charges due to integration of companies acquired in the prior year.
Operating income decreased $27.5 million, or 44.7%, to $34.0 million in the Fiscal 2018 Quarter, as compared to the $61.5 million reported in the Fiscal 2017 Quarter as a result of incremental restructuring costs and higher operating expenses.
Net income from continuing operations was $120.1 million in the Fiscal 2018 Quarter, an increase of $107.3 million as compared to $12.8 million reported in the Fiscal 2017 Quarter. The increase was primarily due to lower interest expense and a net income tax benefit during the Fiscal 2018 Quarter attributable to the recently enacted U.S. tax reform.
Our Consumer Products segment’s adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA - Consumer Products”) increased by $0.5 million, or 0.5%, to $105.7 million compared to the Fiscal 2017 Quarter. The increase was driven by the increases in the global pet supplies and hardware and home improvement product lines, offset by a decrease in the global auto care product line. A reconciliation of net income to Adjusted EBITDA for our Consumer Products segment is included elsewhere in this release.
Adjusted EBITDA margin of 16.3% in the Fiscal 2018 Quarter decreased compared to 17.5% in the Fiscal 2017 Quarter, primarily due to unfavorable product mix, operating inefficiencies and input cost inflation.
After the close of the Fiscal 2018 Quarter, on January 29, 2018, Spectrum Brands announced that its Board of Directors declared a quarterly dividend of $0.42 per share on Spectrum Brands’ common stock.
Corporate and Other:
Our Corporate and Other segment’s operating loss for the Fiscal 2018 Quarter decreased $12.8 million, to $7.4 million from $20.2 million for the Fiscal 2017 Quarter. The decrease in loss was primarily due to a decrease in payroll and bonus expenses, a decrease in stock-based compensation expense and a decrease in impairments and loan loss provision expenses on the asset-based loan portfolio.

Certain Other Items:
In addition, we continued to streamline our business and simplify our holding company structure and also continued to review and evaluate strategic alternatives available to us with a view towards maximizing shareholder value. We believe that HRG is an excellent company that owns great businesses that have generated strong performance over a long period of time. We believe that we are well-positioned to take advantage of the opportunities that may be available to us through the review of strategic alternatives. Strategic alternatives may include, but are not limited to, a merger, sale or other business combination involving the Company and/or its assets. As part of this strategic review process, HRG has made/received, and may in the future make/receive, one or more proposals to/from third parties and/or Spectrum Brands, its management, its board of directors, its stockholders and other persons, including discussions and proposals that may include, but are not limited to, a merger or a sale and/or a business combination of the Company and Spectrum Brands. In connection therewith, the Spectrum Brands board of directors has formed a special committee of independent directors and has hired independent financial and legal advisors. We have not set a definitive schedule to complete our review of strategic alternatives and do not intend to provide any further updates until such time as it determines in its sole discretion or as required by law. The strategic review process may be suspended or terminated at any time without notice. There can be no assurance that any such process will result in a transaction, or if a transaction is undertaken, as to its terms or timing.
On November 30, 2017, FGL completed its merger (the “FGL Merger”) with CF Corporation and its related entities (collectively, the “CF Entities”) pursuant to its previously disclosed Agreement and Plan of Merger (the “FGL Merger Agreement”). Pursuant to the FGL Merger Agreement, except for certain shares specified in the FGL Merger Agreement, each issued and outstanding share of common stock of FGL was automatically cancelled and converted into the right to receive $31.10 in cash. In addition, pursuant to a Share Purchase Agreement, on November 30, 2017, Front Street Re (Delaware) Ltd. sold to the CF Entities (such sale, the “Front Street Sale”) all of the issued and outstanding shares of its former wholly-owned subsidiaries, Front Street Re Cayman Ltd. and Front Street Re Ltd (collectively, “Front Street”, and together with FGL, the “Insurance Operations”). The purchase price for the Front Street Sale was $65.0 million, subject to reduction for customary transaction expenses. In addition, $6.5 million of the purchase price was deposited in escrow for a period of 15 months to support any indemnification claims that might be made (if any) by the CF Entities. Pursuant to the Share Purchase Agreement, on December 5, 2017, the Company repaid the $92.0 million of notes (such notes, the “HGI Energy Notes”) issued by HGI Energy, which were held directly and indirectly by Front Street and FGL. Following the completion of the FGL Merger and the Front Street Sale, HRG no longer has any equity interest in FGL or Front Street and our former Insurance Operations segment is presented as discontinued operations for prior periods.
Also, as previously disclosed, HRG, FS Holdco II Ltd. (“FS Holdco”) and the CF Entities entered into an agreement (the “338 Agreement”) on May 24, 2017 pursuant to which the CF Entities agreed that FS Holdco may, at its option, cause the relevant CF Entity and FS Holdco to make a joint election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, with respect to the FGL Merger and the deemed share purchases of FGL’s subsidiaries (the “338 Tax Election”). Pursuant to the 338 Agreement, if FS Holdco elects to make the 338 Tax Election, FS Holdco and/or CF Corporation will be required to make a payment for the election to the other. As of December 31, 2017, HRG expects to receive an estimated $26.6 million net payment from CF Corporation, which has been included in the estimated consideration HRG expects to receive from the FGL Merger. Pursuant to the 338 Agreement, FS Holdco may elect to exercise the 338 Tax Election at any time until 10 business days after final calculation of such incremental tax costs or savings, as the case may be, and it currently expects to exercise such election within such period. Nonetheless, there can be no assurance that FS Holdco will make the election and/or that HRG will receive the expected benefits of such election. In addition, the estimated payment described herein is preliminary as of December 31, 2017 and subject to change, and HRG does not undertake any obligation to update such estimate.
Also on December 16, 2017, HRG issued a notice of redemption to redeem all $864.4 million outstanding principal amount of its 7.875% Senior Secured Notes due 2019 (the “7.875% Notes”) at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. The 7.875% Notes were redeemed on January 16, 2018.
Effective December 29, 2017, Spectrum Brands’ Board of Directors approved a plan to explore strategic options for its GBA businesses with the intention to sell the units during the fiscal year ending September 30, 2018. As a result, the GBA segment has been reclassified as held for sale and reported as discontinued operations for the Fiscal 2018

Quarter and the prior-year period. On January 15, 2018, subsequent to the end of the Fiscal 2018 Quarter, Spectrum Brands entered into a definitive acquisition agreement with Energizer Holdings, Inc. (“Energizer”) where Energizer has agreed to acquire from Spectrum Brands its Global Battery and Lighting business for an aggregate purchase price of $2.0 billion in cash, subject to customary purchase price adjustments.
First Quarter Results of Discontinued Operations:
Income from discontinued operations, net of tax for the Fiscal 2018 Quarter was $500.8 million compared to $302.8 million for the Fiscal 2017 Quarter. The $198.0 million increase was driven by a $209.5 million increase related to the Insurance Operations offset by a $11.5 million decrease related to the GBA business. The $209.5 million increase related to the Insurance Operations was driven by the reclassification of $445.9 million of accumulated other comprehensive income related to FGL, partially offset by a $158.7 million increase in the write-down of the carrying value of the assets of businesses held for sale to fair value less cost to sell and a $77.7 million decrease in income attributable to the Insurance Operations.
The Company recorded $14.2 million of write-downs on FGL and Front Street during the Fiscal 2018 Quarter. Following the completion of the FGL Merger, the Company recorded a $445.9 million adjustment to reclassify the accumulated other comprehensive income related to FGL that was previously included in the Company’s stockholders equity, which resulted in an increase in net income from discontinued operations. There was no net effect on the total stockholders equity as a result of this adjustment.
Additional Information:
Spectrum Brands, an HRG subsidiary, files reports with the SEC and makes certain information available on its respective website. For more information on Spectrum Brands, including information in addition to that included in our reports and public announcements, interested parties should read Spectrum Brands’ announcements and public filings with the Securities and Exchange Commission, including Spectrum Brands’ most recent earnings announcement, which may be accessed at www.spectrumbrands.com.
About HRG Group, Inc.:
HRG Group, Inc. is a holding company that conducts its operations through its operating subsidiaries. As of December 31, 2017, the Company’s principal operating subsidiary was Spectrum Brands, a global branded consumer products company. HRG is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HRG, visit: www.HRGgroup.com.

Forward Looking Statements:
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding the evaluation of strategic alternatives by HRG, and any expected or anticipated benefits therefrom, as applicable. There can be no assurance that HRG’s evaluation of strategic alternatives will result in a transaction, or that any transaction, if pursued, will be consummated. The evaluation of strategic alternatives by HRG may be terminated at any time with or without notice. Neither HRG nor any of its affiliates intends to disclose any developments with respect to the foregoing until such time that it determines otherwise in its sole discretion or as required by applicable law. Forward-looking statements also include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Such forward-looking statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HRG’s management and the management of HRG’s subsidiaries. Factors that could cause actual results, events and developments to differ include, without limitation: that the review of strategic alternatives at HRG will result in a transaction, or if a transaction is undertaken, as to its terms or timing; the ability of HRG’s subsidiaries to close previously announced transactions, such as Spectrum Brands’ ability to consummate the announced sale of its Global Battery and Lighting business on the expected terms and within the anticipated time period, or at all, which is dependent on the parties’ ability to satisfy certain closing conditions, including receipt of regulatory approvals, and Spectrum Brands’ ability to realize the expected benefits of such transaction and to successfully separate such business; the outcome of Spectrum Brands’ exploration of strategic options for its Personal Care and Small Appliances businesses, including uncertainty regarding consummation of any such transaction or transactions and the terms of such transaction or transactions, if any, and, if consummated, Spectrum Brands’ ability to realize the expected benefits of such transaction or transactions and potential disruption to Spectrum Brands’ business or diverted management attention as a result of the exploration or negotiation of such transaction or transactions; whether HRG determines to exercise the 338 Tax Election and realizes the expected benefits from such election; the ability of HRG’s subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions; the decision of the boards of HRG’s subsidiaries to make upstream cash distributions, which is subject to numerous factors such as restrictions contained in applicable financing agreements, state and regulatory restrictions and other relevant considerations as determined by the applicable board; HRG’s liquidity, which may be impacted by a variety of factors, including the capital needs of HRG’s subsidiaries; capital market conditions; commodity market conditions; foreign exchange rates; HRG’s and its subsidiaries’ ability to identify, pursue or complete any suitable future acquisition or disposition opportunities, including realizing such transaction’s expected benefits and the timetable for completing applicable financial reporting requirements; litigation; potential and contingent liabilities; management’s plans; changes in regulations including recent tax reform; taxes; and the risks identified under the caption “Risk Factors” in HRG’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Neither HRG nor any of its affiliates undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Non-GAAP Measurements:

Spectrum Brands’ management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparison between current results and results in prior operating periods. Spectrum Brands’ management believes that organic net sales provides for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions. In addition, within this release, including the supplemental information attached hereto, reference is made to Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA is a metric used by Spectrum Brands’ management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparison between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA is also one of the measures used for determining Spectrum Brands’ debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. Adjusted EBITDA margin reflects Adjusted EBITDA as a percentage of net sales of Spectrum Brands. Organic Adjusted EBITDA excludes the impact of currency exchange rate fluctuations and the impact of acquisitions. Spectrum Brands provides this information to investors to assist in comparison of past, present and future operating results and to assist in highlighting the results of ongoing operations. While Spectrum Brands’ management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace Spectrum Brands’ GAAP financial results and should be read in conjunction with those GAAP results. Other Supplemental Information has been provided to reconcile the non-GAAP measurements discussed above to the most relevant GAAP financial results.

For further information contact:

HRG Group, Inc.
Investor Relations
Tel: 212.906.8555
Email: investorrelations@HRGgroup.com

Source: HRG Group, Inc.
(Tables Follow)

HRG GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2017	September 30, 2017
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,647.6	$270.1
Trade receivables, net	278.4	266.0
Other receivables, net	83.0	19.7
Inventories, net	580.7	496.3
Prepaid expenses and other current assets	56.6	54.8
Current assets of businesses held for sale	1,990.6	28,929.2
Total current assets	4,636.9	30,036.1
Property, plant and equipment, net	506.7	504.4
Goodwill	2,276.4	2,277.1
Intangibles, net	1,598.6	1,612.0
Deferred charges and other assets	61.4	43.7
Noncurrent assets of businesses held for sale	—	1,376.4
Total assets	$9,080.0	$35,849.7

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$934.5	$161.4
Accounts payable	321.3	373.1
Accrued wages and salaries	31.5	56.1
Accrued interest	104.5	78.0
Other current liabilities	120.6	125.8
Current liabilities of businesses held for sale	608.2	26,850.6
Total current liabilities	2,120.6	27,645.0
Long-term debt, net of current portion	4,888.4	5,544.0
Employee benefit obligations	40.0	38.6
Deferred tax liabilities	298.2	493.2
Other long-term liabilities	105.2	26.2
Noncurrent liabilities of businesses held for sale	—	155.8
Total liabilities	7,452.4	33,902.8

Commitments and contingencies

HRG Group, Inc. shareholders' equity:
Common stock	2.0	2.0
Additional paid-in capital	1,363.7	1,372.9
Accumulated deficit	(418.5)	(925.9)
Accumulated other comprehensive (loss) income	(126.8)	309.0
Total HRG Group, Inc. shareholders' equity	820.4	758.0
Noncontrolling interest	807.2	1,188.9
Total shareholders' equity	1,627.6	1,946.9
Total liabilities and equity	$9,080.0	$35,849.7

HRG GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended December 31,
	2017	2016
	(Unaudited)
Revenues:
Net sales	$646.5	$602.3
Operating costs and expenses:
Cost of goods sold	403.8	362.1
Selling, acquisition, operating and general expenses	216.1	198.9
Total operating costs and expenses	619.9	561.0
Operating income	26.6	41.3
Interest expense	(75.5)	(78.7)
Other income, net	1.0	1.0
Loss from continuing operations before income taxes	(47.9)	(36.4)
Income tax (benefit) expense	(126.0)	5.6
Net income (loss) from continuing operations	78.1	(42.0)
Income from discontinued operations, net of tax	500.8	302.8
Net income	578.9	260.8
Less: Net income attributable to noncontrolling interest	71.5	48.6
Net income attributable to controlling interest	$507.4	$212.2

Amounts attributable to controlling interest:
Net income (loss) from continuing operations	$28.8	$(47.2)
Net income from discontinued operations	478.6	259.4
Net income attributable to controlling interest	$507.4	$212.2

Net income per common share attributable to controlling interest:
Basic income (loss) from continuing operations	$0.14	$(0.24)
Basic income from discontinued operations	2.39	1.30
Basic	$2.53	$1.06

Diluted income (loss) from continuing operations	$0.14	$(0.24)
Diluted income from discontinued operations	2.37	1.30
Diluted	$2.51	$1.06

HRG GROUP, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS BY SEGMENT
(In millions)

	Fiscal Quarter
	2018	2017
	(Unaudited)
Revenues:
Consumer Products	$646.5	$602.3
Corporate and Other	—	—
Total revenues	$646.5	$602.3

Operating income:
Consumer Products	$34.0	$61.5
Corporate and Other and eliminations	(7.4)	(20.2)
Consolidated operating income	26.6	41.3
Interest expense	(75.5)	(78.7)
Other income, net	1.0	1.0
Loss from continuing operations before income taxes	$(47.9)	$(36.4)

HRG GROUP, INC. AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATON (Unaudited)
(In millions)
Sales and Organic Net Sales — Consumer Products
The following is a summary of net sales by product line for the Fiscal 2018 Quarter, compared to net sales for the Fiscal 2017 Quarter, respectively (unaudited):

	Fiscal Quarter		Variance
	2018	2017	$	%
Hardware and home improvement products	$325.9	$288.8	$37.1	12.8%
Global pet supplies	202.4	194.2	8.2	4.2%
Global auto care	68.9	69.5	(0.6)	(0.9)%
Home and garden control products	49.3	49.8	(0.5)	(1.0)%
Total net sales to external customers	$646.5	$602.3	$44.2	7.3%
This release contains financial information regarding organic net sales, which Spectrum Brands defines as net sales excluding the effect of changes in foreign currency exchange rates and acquisitions. Spectrum Brands’ management believes this non-GAAP measure provides useful information to investors because it reflects regional and operating performance from Spectrum Brands’ activities without the effect of changes in currency exchange rates and/or acquisitions. Spectrum Brands uses organic net sales as one measure to monitor and evaluate their regional and segment performance. Organic growth is calculated by comparing organic net sales to net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period. Net sales are attributed to the geographic regions based on the country of destination. Spectrum Brands excluded net sales from acquired businesses in the current year for which there are no comparable sales in the prior period.
The tables below represent a reconciliation of reported net sales to organic net sales by product line for the Fiscal 2018 Quarter compared to net sales for the Fiscal 2017 Quarter (unaudited):

	Net Sales Fiscal 2018 Quarter	Effect of changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales Fiscal 2018 Quarter	Net Sales Fiscal 2017 Quarter	$ Variance	% Variance
Hardware and home improvement products	$325.9	$(2.1)	$323.8	$—	$323.8	$288.8	$35.0	12.1%
Global pet supplies	202.4	(4.8)	197.6	(24.8)	172.8	194.2	(21.4)	(11.0)%
Global auto care	68.9	(0.6)	68.3	—	68.3	69.5	(1.2)	(1.7)%
Home and garden control products	49.3	—	49.3	—	49.3	49.8	(0.5)	(1.0)%
Total	$646.5	$(7.5)	$639.0	$(24.8)	$614.2	$602.3	$11.9	2.0%
Adjusted EBITDA
This release contains financial information regarding Adjusted EBITDA, Adjusted EBITDA Margin, and organic Adjusted EBITDA, which are non-GAAP earnings. Adjusted EBITDA is a metric used by Spectrum Brands and this non-GAAP measure provides useful information to investors because it reflects ongoing operating performance and trends, excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods. It also facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA is also used for determining compliance with Spectrum Brands’ debt covenant. EBITDA is calculated by excluding Spectrum Brands’ income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes: (1) stock based compensation expense as it is a non-cash based compensation cost; (2) acquisition and integration costs that consist of transaction costs from acquisition transactions during the period, or subsequent integration related project costs directly associated with the acquired business; (3) restructuring and related charges, which consist of project costs associated with restructuring initiatives; (4) non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (5) non-cash asset impairments or write-offs realized; (6) and other adjustments. During the Fiscal 2018 Quarter, other adjustments consisted of estimated costs for a non-recurring voluntary recall of rawhide products and professional fees associated with non-acquisition based strategic initiatives of Spectrum Brands.
The table below shows a reconciliation of net income to Adjusted EBITDA for the Consumer Products segment (unaudited):

	Fiscal Quarter
Reconciliation to reported net income:	2018	2017
Reported net income - Consumer Products segment	$120.1	$12.8
Interest expense	38.6	43.0
Income tax (benefit) expense	(126.0)	6.7
Depreciation of properties	18.0	14.6
Amortization of intangibles	15.0	15.4
EBITDA - Consumer Products segment	65.7	92.5
Stock-based compensation	3.8	7.2
Acquisition and integration costs	5.2	3.3
Restructuring and related charges	20.4	2.2
Pet safety recall	7.3	—
Inventory acquisition step-up	0.8	—
Other	2.5	—
Adjusted EBITDA - Consumer Products segment	$105.7	$105.2
Net Sales	646.5	602.3
Adjusted EBITDA Margin	16.3%	17.5%